UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                             ANNIE'S HOMEGROWN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:
________________________________________________________________________________
          3)   Filing Party:
________________________________________________________________________________
          4)   Date Filed:
________________________________________________________________________________

SEC 1913 (3-99)

                        ---------------------------------
                             ANNIE'S HOMEGROWN, INC.
                                 395 MAIN STREET
                         WAKEFIELD, MASSACHUSETTS 01880

                                 (781) 224-1172
                        ---------------------------------


Dear Fellow Stockholders:

         I am writing this note to talk to you about the upcoming Special Meeting of Annie's Homegrown, Inc. I believe that this year's meeting is particularly important and exciting for Annie's. As the enclosed proxy materials discuss, we have found a team of experienced food professionals who have formed Homegrown Holdings Corp. to invest $3,000,000 in the Company. Annie's hopes to be able to use this capital to establish a national profile.

         According to a non-binding term sheet, Homegrown Holdings would purchase 1,000,000 shares of Preferred Stock for $2,000,000. The Preferred Stock would have full voting rights and could be converted into Annie's Common Stock at a price of $2.00 per share. Homegrown Holdings would also provide Annie's with $1,000,000 in subordinated debt financing and receive warrants to purchase an additional 1,500,000 shares of Common Stock at a price of $2.00 per share (subject to escalation in future years).

         While the transaction does not generally require the approval of the stockholders, one element of it, the authorization of 1,000,000 shares of Preferred Stock, does require your approval. If you do not authorize the Preferred Stock, the transaction cannot proceed in its current form.

         Although Homegrown Holdings has only signed a non-binding term sheet at this point, we believe that their interest in investing in our company is genuine. We have all been impressed with Homegrown Holdings' commitment to take an active role in the growth and development of Annie's. I have been personally impressed at their instinctive understanding and appreciation of Annie's friendly and open culture, its mission and its values.

         As a condition of its substantial investment, Homegrown Holdings wants to receive voting control of the Company. Rather than dilute the outstanding shares unnecessarily, Homegrown Holdings has proposed to do this by obtaining the right to buy a substantial number of shares from Andrew Martin and me concurrently with its direct investment in the Company. As many of you know, Andrew recently resigned as Chairman and CEO, so a transfer of his stock to Homegrown Holdings would continue a transition that began when Andrew moved to New Zealand two years ago.

         Andrew has agreed to make all of his stock available to Homegrown Holdings, and I have agreed to make about half of my shares available to Homegrown Holdings, over the next five years at a price of $2.00 per share. If Homegrown Holdings does not buy these shares at that price, Andrew and I may require Homegrown Holdings to buy the shares at $1.92 per share. While these rights are outstanding, Homegrown Holdings will have voting control over those shares.

         The transaction between Homegrown Holdings and Annie's has been approved by a Special Committee of the Board of Directors comprised solely of disinterested, independent directors.

However, because I have a personal stake in the transaction with Homegrown Holdings, I intend to vote my shares for and against the preferred stock authorization in the same proportion as the shares owned by the Company's shareholders (other than Andrew).

         This is an important opportunity for Annie's. Both Andrew and I feel that the proposed transaction, if it can be completed, will be a tremendous boon for the company. We hope that the energetic ownership of Homegrown Holdings and the availability of the money necessary to support national marketing and sales efforts will transform Annie's. I urge you to vote in favor of all proposals, especially Proxy Item 5.

                                  Yours Truly,


                                  /s/ Annie
                                  Ann Withey

Hampton, Connecticut
October 29, 1999

                        ---------------------------------
                             ANNIE'S HOMEGROWN, INC.
                                 395 MAIN STREET
                         WAKEFIELD, MASSACHUSETTS 01880

                                 (781) 224-1172
                        ---------------------------------


                            Notice of Special Meeting
                  In Lieu of an Annual Meeting of Stockholders
                         To Be Held on November 30, 1999


         Notice is hereby given that a Special Meeting in Lieu of an Annual Meeting of Stockholders of Annie's Homegrown, Inc., a Delaware corporation ("Annie's"), will be held on Tuesday, November 30, 1999 at 10:00 a.m. (Eastern Standard Time) at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts for the following purposes:

              1. To elect five directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

              2. To approve the appointment of KPMG LLP as Annie's independent public accountants for the fiscal year ending March 31, 2000;

              3.       To approve Annie's 1999 Omnibus Stock Option Plan;

              4. To approve Annie's 1999 Non-Employee Directors' Stock Option Plan; and

              5. To amend Annie's Certificate of Incorporation, as amended, to authorize one million shares of Annie's Homegrown, Inc. Preferred Stock, par value $2.00 per share, and to allow the Board of Directors to designate the rights and preferences of various series of that Preferred Stock from time to time.

         The stockholders will also consider and act upon any other business that may properly come before the meeting.

         Reference is hereby made to the accompanying Proxy Statement for more complete information concerning the matters to be acted upon at the Special Meeting.

         Only stockholders of record of Annie's Common Stock at the close of business on October 15, 1999 will be entitled to vote at the Special Meeting and any adjournments thereof.

         Stockholders are requested to complete, sign, date, and return the enclosed proxy card in the enclosed envelope. Alternatively, stockholders may grant a proxy by following the telephone or Internet instructions set forth on the face of the proxy card.

                                          By Order of the Board of Directors


                                          /s/ Paul B. Nardone
                                          Paul B. Nardone, President

October 29, 1999

                        ---------------------------------
                             ANNIE'S HOMEGROWN, INC.
                                 395 MAIN STREET
                         WAKEFIELD, MASSACHUSETTS 01880

                                 (781) 224-1172
                        ---------------------------------


                                 PROXY STATEMENT


                        ---------------------------------


     Proxies in the form enclosed with this Proxy Statement are being solicited by the Board of Directors of Annie's Homegrown, Inc., a Delaware corporation ("Annie's"), for use at a Special Meeting in Lieu of an Annual Meeting of Stockholders of Annie's to be held at 10:00 a.m. (Eastern Standard Time) on Tuesday, November 30, 1999 at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts, and any adjournments thereof (the "Meeting"). This proxy is dated October 29, 1999.

     Only holders of record as of the close of business on October 15, 1999 (the "Record Date"), of Annie's Common Stock, $0.001 par value per share (the "Common Stock"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, 4,709,768 shares of Common Stock were outstanding and were held by 2,540 holders of record. Holders of Common Stock are entitled to cast one vote for each share of Common Stock held of record by them on each proposal submitted to a vote at the Meeting. Stockholders may vote in person or by proxy. Granting a proxy does not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke that proxy by (i) filing a later-dated proxy or a written notice of revocation with Annie's Secretary at the address set forth above at any time before the original proxy is exercised, or (ii) voting in person at the Meeting.

     The persons named as attorneys in the proxy are Mr. Paul B. Nardone and Mr. Neil Raiff. Mr. Nardone is the President and Chief Operating Officer of Annie's and is also a member of Annie's Board of Directors. Mr. Raiff is the Chief Financial Officer and Treasurer of Annie's. Mr. Nardone and/or Mr. Raiff will vote all shares represented by properly executed proxies returned in time to be counted at the Meeting, as described below under "Voting Procedures." Any stockholder granting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors. Where a vote has been specified in the proxy with respect to the matters identified in the Notice of the Special Meeting, including the election of directors, the shares represented by the proxy will be voted in accordance with those voting specifications. Shares represented by proxy will be voted FOR each proposal identified on the Notice of the Special Meeting if no voting instructions are indicated.

     The stockholders will consider and vote upon proposals (i) to elect five directors to serve until the next Annual Meeting of Stockholders, (ii) to approve the appointment of KPMG LLP as Annie's independent public accountants for fiscal year 2000, (iii) to approve Annie's 1999 Omnibus Stock Option Plan,
(iv) to approve Annie's 1999 Non-Employee Directors' Stock Option Plan, and (v) to amend Annie's Certificate of Incorporation, as amended, to authorize one million shares of Annie's Homegrown, Inc. Preferred Stock, par value $2.00 per share, and to allow the Board of Directors to designate the rights and preferences of various series of Preferred Stock from time to time. Stockholders will also consider and act upon such other business as may properly come before the meeting.

     Annie's Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, including any proposal to adjourn the Meeting, Mr. Nardone and/or Mr. Raiff will vote shares represented by all proxies received by the Board of Directors in accordance with their judgment.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 1999 has been furnished to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to stockholders on or about October 29, 1999.

                                VOTING PROCEDURES

     The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld for any nominee for director, or which contain one or more abstentions, are counted as present for purposes of determining the presence or absence of a quorum for the Meeting.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting as specified in such proxies. Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. The five nominees receiving the highest number of affirmative votes of the shares present or represented at the Meeting and voting on the election of directors will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee's achievement of a plurality. Votes at the Meeting will be tabulated by one or more independent inspectors of elections appointed by Annie's.

     For all other matters being submitted to stockholders at the Meeting, the affirmative vote of the majority of shares present (in person or represented by proxy) and voting on that matter is required for approval. Shares voted to abstain, since they are not affirmative votes for the matter, will have the same effect as votes against those matters.

     Annie's largest stockholder, Ann E. Withey, has indicated that she (or her proxy) will vote her shares on Proxy Item 5 in proportion with those voted by all of Annie's other stockholders (other than those owned by Andrew M. Martin).

           SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of October 1, 1999, certain information regarding the ownership of Annie's voting securities by (i) each person who, to the knowledge of Annie's, beneficially owned more than 5% of Annie's voting securities outstanding on such date, (ii) each director (or nominee for director) of Annie's, (iii) each Named Executive Officer (as defined below under "Compensation and Other Information Concerning Directors and Officers--Executive Compensation"), and (iv) all directors (and nominees for director) and executive officers as a group.

                                              AMOUNT AND
                                               NATURE OF
                                               BENEFICIAL         PERCENT OF
NAME AND ADDRESS (1)                        OWNERSHIP (2)(3)    COMMON STOCK (4)
--------------------                        ----------------    ----------------

Ann E. Withey (5)
c/o Annie's Homegrown, Inc.
395 Main Street
Wakefield, Massachusetts  01880                 1,704,209           36.06%

Andrew M. Martin (6)
c/o Annie's Homegrown, Inc.
395 Main Street
Wakefield, Massachusetts  01880                 1,714,993           36.13%

Brady Bevis (7)                                    13,500                *

Ronald L. Cheney                                   52,238            1.11%

Deborah Churchill Luster (8)                      149,092            3.16%

Patrick DeTemple                                    2,500                *

Paul Nardone (9)                                    9,699                *

Neil Raiff (10)                                    57,632            1.22%
                                                =========           ======

All directors and executive officers            3,703,863           77.18%
     as a group (8 persons) (11)

------------------

*    Less than, 1% of total voting securities.

(1)  Addresses are provided only for 5% beneficial owners.

(2) Except as otherwise noted in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares shown as owned, based on information provided to Annie's by the persons named in the table.

(3) Shares of Common Stock subject to stock options exercisable within 60 days of October 1, 1999 are deemed outstanding for computing the percentage of the person or group holding such securities.

(4) Percentage of beneficial ownership is calculated on the basis of the amount of outstanding securities at October 1, 1999, (4,709,768), plus, for each person, any securities that such person has the right to acquire within 60 days pursuant to stock options or other rights.

(5) Includes 15,667 shares of Common Stock issuable upon exercise of certain options granted pursuant to Annie's 1990 Incentive Stock Option Plan. All of Ms. Withey's shares of Annie's stock are subject to Irrevocable Stock Transfer Instructions dated July 25, 1995.

(6) Includes 37,302 shares of Common Stock issuable upon exercise of certain options granted pursuant to Annie's 1990 Incentive Stock Option Plan. All of Mr. Martin's shares of Annie's stock are subject to Irrevocable Stock Transfer Instructions dated July 25, 1995.

(7) Includes 10,000 shares of Common Stock issuable upon exercise of certain options granted to Ms. Bevis as director compensation.

(8) Includes 11,191 shares of Common Stock issuable upon exercise of certain options granted pursuant to Annie's 1990 Incentive Stock Option Plan, includes 3,000 shares held in trust for her minor child as to which Ms. Churchill Luster is the custodian, and includes 600 shares held jointly with her husband.

(9) Includes 9,699 shares of Common Stock issuable upon exercise of certain options granted under Annie's 1990 Incentive Stock Option Plan. Does not include
(i) incentive stock options to purchase 37,500 shares of Common Stock to which Mr. Nardone is entitled under his Employment Agreement with Annie's but which have not been issued; (ii) a non-qualified stock option that has not been issued to purchase 107,366 shares of Annie's Common Stock under the 1996 Stock Plan at an exercise price of $0.01 per share in exchange for certain changes in his Employment Agreement, including the surrender of his entitlement to the incentive stock options to purchase 37,500 shares of Common Stock described above; (iii) an incentive stock option to purchase 237,500 shares of Annie's Common Stock under the 1999 Omnibus Stock Option Plan, with accelerated vesting upon the achievement of certain performance milestones, authorized by the Compensation Committee on July 7, 1999 but not yet issued; and (iv) 36,000 shares that may be purchased via options exercisable at $2.00 per share granted to Mr. Nardone on August 31, 1993 by Mr. Martin and Ms. Withey.

(10) Includes 5,409 shares of Common Stock issuable upon exercise of certain options granted pursuant to Annie's 1990 Stock Option Plan. Does not include (i) a non-qualified stock option that has not been issued to purchase 47,368 shares of Annie's Common Stock under the 1996 Stock Plan at an exercise price of $0.01 per share in exchange for certain changes to the Change of Control and Severance Agreement between Mr. Raiff and Annie's, and (ii) an incentive stock option to purchase 118,750 shares of Annie's Common Stock, under the 1999 Omnibus Stock Option Plan, with accelerated vesting based upon the achievement of certain performance milestones, authorized by the Compensation Committee on July 7, 1999 but not yet issued.

(11) Includes 89,268 shares of Common Stock issuable upon exercise of certain options granted to directors and executive officers pursuant to Annie's 1990 Stock Option Plan. Includes 36,000 shares that may be purchased via options exercisable at $2.00 per share granted to Mr. Nardone on August 31, 1993 by Mr. Martin and Ms. Withey.

     In July 1995, Annie's co-founders, Ms. Withey and Mr. Martin, each delivered to Annie's stock transfer agent certificates for 750,000 of their shares of Annie's Common Stock. With those certificates, the co-founders also delivered Irrevocable Stock Transfer Instructions which provide that no transfer of those shares may be made until the sixth anniversary of the date of those Irrevocable Stock Transfer Instructions, July 27, 1995. On the sixth, seventh, eighth and ninth anniversaries of that date, 25% of each of their shares will become freely transferable. All of the shares may become transferable upon certification by Annie's Chief Financial Officer that any of the following has been achieved: (i) for two consecutive fiscal years Annie's has minimum annual earnings equal to $0.30 per share; (ii) for five consecutive fiscal years, Annie's has an average minimum annual earnings of $0.30 per share; or (iii) Annie's shares have traded on a United States stock exchange at a price at least equal to $10.50 (adjusted for stock splits, stock dividends and recapitalizations) for at least 90 consecutive trading days.

     In addition, pursuant to an addendum to the Irrevocable Stock Transfer Instructions, none of the co-founders' other shares of Annie's Common Stock may be transferred until any of the above conditions has been achieved, except that each co-founder may transfer a number of those other shares that, within any three-month period, would equal 1% of Annie's Common Stock then outstanding.

     The shares subject to the Irrevocable Stock Transfer Instructions may be transferred upon death or by gift to family members, provided that the shares remain subject to the restrictions described above. The shares subject to the Irrevocable Stock Transfer Instructions do not have any right, title, interest or participation in the assets of Annie's in the event of a dissolution, liquidation, reorganization or any other transaction or proceeding which results in a distribution of the assets of Annie's until the holders of all shares not covered by the Irrevocable Stock Transfer Instructions have received an amount equal to the public offering price. The shares subject to the Irrevocable Stock Transfer Instructions will continue to have all voting rights to which those shares are entitled. Annie's will withhold any dividends on Ms. Withey's and Mr. Martin's shares and will pay those dividends to Ms. Withey and Mr. Martin only as their shares become free for transfer.

     As a condition to the completion of the proposed financing of Annie's, Mr. Martin and Ms. Withey have executed a non-binding term sheet with Homegrown Holdings Corp., described in further detail under the section titled "Certain Relationships and Related Transactions" and under Proxy Item 5, below. As described in that item, the approval of Proxy Item 5 is a pre-condition to the transactions described in Mr. Martin's and Ms. Withey's non-binding term sheet with Homegrown Holdings Corp., and is also a condition to the completion of Annie's proposed financing.

     In the non-binding term sheet, Homegrown Holdings Corp. has proposed to enter into a stock collar with Mr. Martin and Ms. Withey. Under the stock collar, Homegrown Holdings Corp. would have a call option for $2.00 per share and Mr. Martin would have a put option to Homegrown Holdings Corp. for $1.92 per share on 1,677,691 shares of Annie's Common Stock held by Mr. Martin. Homegrown Holdings Corp. would also have a call option for $2.00 per share and Ms. Withey would have a put option for $1.92 per share on 900,000 shares of Common Stock held by Ms. Withey. Homegrown Holdings Corp.'s call options would be exercisable as quickly as Mr. Martin and Ms. Withey's shares of Common Stock are freed from the Irrevocable Stock Transfer Instructions. Mr. Martin's and Ms. Withey's put options would become exercisable fifteen days after Homegrown Holdings Corp.'s call option becomes exercisable. Such purchases and sales, if completed, would result in a change of control of Annie's.

     Thus, both Ms. Withey and Mr. Martin have a personal interest in Proxy Item 5 that is in addition to any interest which they may have as holders of Annie's Common Stock. As a result, Ms. Withey has indicated that she (or her proxy) will vote her shares on Proxy Item 5 in proportion with those voted by all of Annie's stockholders other than Mr. Martin.


                              ELECTION OF DIRECTORS
                                 (PROXY ITEM 1)

     Annie's by-laws presently fix the number of directors at nine. The Board of Directors has named fewer nominees than the number of directors fixed by the by-laws because the Board of Directors expects to identify and appoint additional directors to fill the vacancies, or the stockholders will be asked to elect additional directors in the future. As of the date of this Proxy Statement, no person has been offered any such position, nor has any person agreed to fill any vacancy of the Board of Directors. However, as described above and in Proxy Item 5, below, Annie's has executed a non-binding term sheet with Homegrown Holdings Corp., a previously unaffiliated third party, by which Homegrown Holdings Corp. will purchase an amount of Annie's Preferred Stock for cash and will provide debt financing for Annie's. Pursuant to that proposal, the Board of Directors would agree to appoint some number of directors identified by Homegrown Holdings Corp. No binding agreement to appoint directors currently exists between Homegrown Holdings Corp. (or any other party) and Annie's as of the date of this Proxy Statement.

     Homegrown Holdings Corp. has requested that Mr. Martin and Ms. Churchill Luster resign as directors in the event that Annie's completes the proposed financing and related transactions with Homegrown Holdings Corp.

     The Board of Directors knows of no reason why Mr. Cheney, Mr. Nardone or Ms. Withey, the other board nominees, will be unable to serve their full terms. The Board of Directors may appoint directors to fill vacancies in the event that one or more directors leave the Board of Directors.

     A plurality of the votes cast by the holders of Common Stock present or represented by proxy and entitled to vote at the Meeting is required for the election of a nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named or for persons other than the named nominees.

     Annie's Board of Directors has nominated the following persons for election as directors of Annie's at the Meeting. All nominees are currently members of Annie's Board of Directors. The nominees and the year they first joined the Board of Directors are:


                                      YEAR FIRST
     NOMINEE                 AGE     JOINED BOARD     CURRENT POSITION(S)
     -------                 ---     ------------     -------------------
RONALD L. CHENEY             63          1998         Director
DEBORAH CHURCHILL LUSTER     37          1991         Director and Secretary
ANDREW M. MARTIN             45          1989         Director
PAUL B. NARDONE              31          1999         President, Chief Operating
                                                         Officer and Director
ANN E. WITHEY                36          1989         Inspirational President
                                                         and Director

BACKGROUND OF NOMINEES FOR THE BOARD OF DIRECTORS AND CERTAIN KEY OFFICERS

RONALD L. CHENEY, 63, has been a director of Annie's since 1998. He is a co-principal of an unregistered investment fund. He retired from his practice of law in 1996. Prior to his retirement, Mr. Cheney worked for the last ten years as a sole practitioner specializing in the area of securities law. Mr. Cheney has been a panelist at discussions on securities litigation, lectured in law school and published articles on securities law. Mr. Cheney holds a B.A. degree from Yale University and his LL.B. from Harvard Law School.

DEBORAH CHURCHILL LUSTER, 37, currently serves as Annie's Secretary. She has been a director since 1991. She also served as Annie's President from October 1991 through October 1996, and as Vice-Chairperson and a part-time employee from October 1996 through April 1999. Her responsibilities included serving as a spokesperson for Annie's, its products and its philosophy. She has been honored as a speaker by many groups on behalf of issues relating to women, business and the environment. Prior to joining Annie's in May 1990, Ms. Churchill Luster was a District Loan Officer, in charge of all loan operations in Northern California, with Glendale Federal Bank of San Mateo California. Ms. Churchill Luster holds a B.A. in Economics from the University of California at Santa Barbara.

ANDREW M. MARTIN, 45, co-founded Annie's and has been a director since 1989. He has also served as Annie's Chief Executive Officer and Chairman until July 1999. Currently, Mr. Martin resides and works in New Zealand and communicates with Annie's via phone, fax and e-mail. Mr. Martin actively supports a variety of programs that benefit women, children, education and the environment. He has also created several successful programs to benefit the homeless and the environment including S.A.V.E., Be Green(R), Bottle Bag and several of Annie's community programs.

PAUL B. NARDONE, 31, is currently Annie's President and Chief Operating Officer. In July 1999, Mr. Nardone was elected to the Board of Directors. Mr. Nardone is responsible for managing Annie's strategic plan. In 1988, Mr. Nardone founded the Olde Boston(R) brand. In 1990, Mr. Nardone founded New England Snacks, Inc., a regional snack food distributorship. In March, 1992, New England Snacks, Inc. was sold to Alternative Distributors where Mr. Nardone served as Vice President of sales until joining Annie's in 1993. Mr. Nardone holds a B.A. degree in Political Science from Tufts University.

ANN E. WITHEY, 36, co-founded Annie's in 1989 and is currently a director and Annie's Inspirational President. Ms. Withey has served as a director of Annie's since 1989. Ms. Withey's responsibilities include new product development and consumer correspondence and relations. Ms. Withey was a co-founder of Smartfood, Inc. and creator of the original recipe for Smartfood(R) popcorn. Smartfood Inc. was sold to Frito-Lay, Inc. in 1989. Ms. Withey and her husband currently own and operate a small organic produce farm in Connecticut. Ms. Withey actively supports a variety of programs that benefit women, children, education and the environment. Ms. Withey holds a B.A. degree from the University of Connecticut.

NEIL RAIFF, 42, is Annie's Chief Financial Officer and Treasurer. From 1989 to September 1994, Mr. Raiff served in this capacity on a contractual basis. In October 1994, Mr. Raiff became a part-time employee, and in May 1995 he joined Annie's as a full-time employee. Mr. Raiff is responsible for all of Annie's financial and administrative functions including financial forecasting and strategic planning, expense control, and accounting, banking and insurance relationships. From 1991 to May 1995, Mr. Raiff was self-employed as a certified public accountant in private practice. Mr. Raiff holds a B.S. in Accountancy from Bentley College.

     OLDE BOSTON(R) is a registered trademark of Olde Boston Snacks, Inc. SMARTFOOD(R) is a registered trademark of Smartfood, Inc.

                          BOARD AND COMMITTEE MEETINGS

     The Board of Directors met eleven times during fiscal year 1999. Each of the directors attended at least 75% of the aggregate of (i) the total number of Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the period in which he or she served).

     The Board of Directors has established three standing committees: the Compensation Committee, the Executive Committee and the Nominating Committee. The Board of Directors does not have a standing Audit Committee.

     The Compensation Committee was established to oversee Annie's various compensation mechanisms and to guide Annie's efforts to attract high-quality employees and consultants. Currently, the members of the Compensation Committee are Brady Bevis, Ronald L. Cheney and Patrick DeTemple. The Compensation Committee met three times during fiscal year 1999.

     The Executive Committee was created on July 1, 1999. It is charged with assisting Annie's management with the formulation and implementation of various cost reduction, employee incentive and other management programs and initiatives and other duties as assigned from time to time by the Board of Directors. Currently, the members of the Executive Committee are Ann E. Withey, Ronald L. Cheney and Deborah Churchill Luster.

     The Nominating Committee was also created on July 1, 1999. It is charged with the selection of potential nominees for available director positions. Currently the members of the Nominating Committee are Andrew M. Martin, Ann E. Withey, Ronald L. Cheney and Deborah Churchill Luster.

     The Board of Directors also forms ad hoc committees from time to time. On September 14, 1998, Annie's formed a Special Committee. The Special Committee is charged with overseeing Annie's efforts to maximize stockholder value. Currently, the members of the Special Committee are Brady Bevis, Ronald L. Cheney and Patrick DeTemple.

      COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The Board of Directors has the authority to fix the compensation of the directors. The directors may be paid their expenses and a fixed sum for their attendance at each meeting of the Board or a stated salary as a director, and each may be reimbursed for his or her expenses. Non-employee directors are paid a fee for their services as directors through the next annual meeting. Annie's pays no compensation for its directors who are also employees of Annie's. Each of the Non-employee directors was paid $3,000 for their services for fiscal year 1999. On August 5, 1999, Patrick DeTemple and Brady Bevis were each granted 2,500 shares of Common Stock of Annie's as compensation for their services as directors for fiscal year 1999.

     On July 7, 1999, the Board of Directors eliminated its policy of cash payment to directors effective for the directors elected at this Meeting and adopted the 1999 Non-Employee Directors' Stock Option Plan. Pursuant to a meeting of the Executive Committee on August 24, 1999, the Board of Directors resolved to grant five-year non-qualified stock options to each non-employee director to purchase 7,500 shares of Annie's Common Stock for service on the Board of Directors and 2,500 shares for each Committee of the Board of Directors on which each non-employee director serves, both at an exercise price equal to the fair market value of Annie's Common Stock on the date of grant. Non-employee directors may also receive reimbursement for their expenses in attending meetings. The stockholders are asked to approve the 1999 Non-employee Directors' Stock Option Plan at the Meeting pursuant to Proxy Item 4, below.

     The following table sets forth, for the fiscal years ended March 31, 1999, March 31, 1998 and March 31, 1997, a summary of compensation awarded to, earned by or paid to Annie's Chief Executive Officer and each of its four other most highly compensated executive officers (the "Named Executive Officers") at March 31, 1999.

                                         SUMMARY COMPENSATION TABLE

                                                                       SECURITIES
  NAME AND                                                             UNDERLYING          ALL OTHER
  PRINCIPAL                   YEAR        SALARY(1)       BONUS         OPTIONS(2)        COMPENSATION
  POSITION
                                             ($)           ($)              (#)
  -------------------------------------------------------------------------------------------------------
  ANDREW M. MARTIN(2)         1999      $  121,500    $       --               --          $35,949(3)
                              ----
                              1998          82,500            --               --          $22,278(3)
                              ----
                              1997          79,500            --               --          $12,682(3)
                              ----


  PAUL NARDONE(4)             1999      $  109,000    $   33,852               --                  --
  President, Chief            ----
  Operating Officer           1998          69,500        19,288               --                  --
                              ----
                              1997          65,500         7,958               --                  --
                              ----


  NEIL RAIFF(5)               1999      $  100,500    $       --               --                  --
  Chief Financial             ----
  Officer, Treasurer          1998          61,500            --               --                  --
                              ----
                              1997          60,000            --               --                  --
                              ----
------------------

(1) Amounts shown do not include the cost to Annie's of personal benefits, the value of which did not exceed 10% of the aggregate salary and bonus compensation for each Named Executive Officer.

(2)  Mr. Martin served as Annie's Chief Executive Officer until July 1999.

(3) Other compensation to Mr. Martin includes imputed interest on indebtedness to Annie's, the personal portion of rent and telephone expenses paid by Annie's on Mr. Martin's behalf and the forgiveness of the 1997 Stock Option Loan, described in the section titled "Certain Relationships and Related Transactions," below.

(4) Pursuant to an Employment Agreement between Mr. Nardone and Annie's dated November 26, 1996, Mr. Nardone receives a quarterly cash bonus and a fixed number of stock options based on the amount by which Annie's actual performance exceeds budget during the preceding quarter. Mr. Nardone has earned, and is owed, stock options to purchase 37,500 shares of Common Stock. Annie's has not granted those stock options. On July 7, 1999, the Compensation Committee authorized the issuance of an incentive stock option to Mr. Nardone to purchase 237,500 shares of Annie's Common Stock under Annie's 1999 Omnibus Stock Option Plan, with accelerated vesting based upon the achievement of certain performance incentives. This incentive stock option has not been issued as of the date of this Proxy Statement. On August 26, 1999, the Compensation Committee authorized the issuance of a non-qualified stock option to Mr. Nardone to purchase 107,366 shares of Annie's Common Stock under Annie's 1996 Stock Plan, at an exercise price of $0.01 per share, in exchange for the following changes to Mr. Nardone's Employment Agreement: (i) surrender of his entitlement to a change of control bonus of 2%; (ii) surrender of his entitlement to incentive stock options to purchase 37,500 shares of Common Stock mentioned above; (iii) reduction of his base salary from $120,000 to $96,000, (iv) surrender of his entitlement to certain cash bonuses based on performance in exchange for his participation in Annie's Bonus Pool Program, described below, and (v) extension of the term of his Employment Agreement to March 31, 2000. The amendment to Mr. Nardone's Employment Agreement has not been executed and the non-qualified stock option has not been issued as of the date of this Proxy Statement.

(5) On July 7, 1999, the Compensation Committee authorized the issuance of an incentive stock option to Mr. Raiff to purchase 118,750 shares of Annie's Common Stock under Annie's 1999 Omnibus Stock Option Plan, with accelerated vesting based upon the achievement of certain performance incentives. This incentive stock option has not been issued as of the date of this Proxy Statement. On August 26, 1999, the Compensation Committee authorized the issuance of a ten-year non-qualified stock option to Mr. Raiff to purchase 47,368 shares of Annie's Common Stock under Annie's 1996 Stock Plan, with an exercise price of $0.01 per share, in exchange for the following changes to Mr. Raiff's Change of Control and Severance Agreement with Annie's, dated December 21, 1998: (i) surrender of his entitlement to a change of control bonus of 1%, and (ii) the modification of his severance entitlement to six months in all instances. The amendment to Mr. Raiff's Change of Control and Severance Agreement has not been executed and the non-qualified stock option has not been issued as of the date of this Proxy Statement.

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to the Named Executive Officers during the 1999 fiscal year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during the fiscal years ended March 31, 1999, March 31, 1998 and March 31, 1997 and unexercised stock options held as of the end of fiscal year 1999. The values reported for the fiscal year ended March 31, 1997 have been adjusted to give effect to a change in Annie's fiscal year from December 31 to March 31, effective as of March 27, 1997.

                                                             NUMBER OF           VALUE OF
                                                            SECURITIES          UNEXERCISED
                                                            UNDERLYING         IN-THE-MONEY
                                                            UNEXERCISED         OPTIONS AT
                                       SHARES TO BE       OPTIONS AT FY-       FY-END($)(1)
                                         RECEIVED        END EXERCISABLE/      EXERCISABLE/
NAME                       YEAR        ON EXERCISE        UNEXERCISABLE        UNEXERCISABLE
----                       ----        -----------        -------------        -------------
Andrew M. Martin(2)        1999          101,959              37,302/0          $0/$0
                           1998           84,552             139,261/0          $101,449/$0
                           1997               --             268,874/0          $202,912/$0

Ann E. Withey              1999           71,620              15,667/0          $0/$0
Inspirational              1998           84,552              87,287/0          $71,262/$0
President                  1997               --             171,839/0          $172,724/$0
-----------------------

(1) Calculated based on an assumed fair market value of $2.00, minus the exercise price of the option. The $2.00 fair market value assigned to the Common Stock is derived from the valuation used in the Homegrown Holdings Corp. financing.

(2)  Mr. Martin served as Annie's Chief Executive Officer until July 1999.


BONUS POOL PROGRAM

     On July 7, 1999, the Board of Directors adopted Annie's Bonus Pool Program. In connection with the adoption of the Bonus Pool Program, Annie's reduced the base salary of Paul B. Nardone, Annie's President and Chief Operating Officer. Mr. Nardone's annual base salary was reduced from $120,000 to $96,000. The Bonus Pool Program provides employees designated to participate with an opportunity to receive cash bonus awards up to an aggregate of 15% of Annie's earnings before interest and taxes ("EBIT") upon the achievement of certain financial targets. The financial targets are tied directly to Annie's EBIT. Annie's Executive Committee determines eligibility for participation in the Bonus Pool Program and administers the Program. Ann E. Withey, Annie's co-founder and Inspirational President, is not participating in the Bonus Pool Program. Mr. Nardone currently participates in the bonus pool program.

     The chart below outlines the Bonus Pool Program.

                                                              BONUS TO
                     FY 2000 EBIT        % OF TARGET          EACH PLAN         ADDITIONAL BONUS TO
                      ACHIEVED(1)          ACHIEVED        BENEFICIARY(2)(3)    PAUL B. NARDONE(4)
                      -----------          --------        -----------------    ------------------
      Level 1         $450,000(5)          90% - 94%             5%                   --
                     to $4,74,999
      Level 2            $475,000          95% - 99%            10%                 $5,000
                      to $499,999
      Level 3            $500,000        100% - 109%            15%                $10,000
                      to $549,999
      Level 4            $550,000          110%-124%            20%                $15,000
                      to $624,999
      Level 5            $625,000               125% +          25%                $20,000

(1) The FY 2000 EBIT target is $500,000. EBIT will be determined in accordance with Generally Accepted Accounting Principles, consistently applied, with certain adjustments for compensation charges in connection with incentive programs.

(2) The participants in the Bonus Pool will be Mr. Paul B. Nardone, President and Chief Operating Officer, and such other employees as determined by Annie's Executive Committee.

(3) Bonus to be granted under the Bonus Plan as a percentage of each eligible beneficiary's annual salary.

(4) Potential additional bonus to Mr. Nardone. Mr. Nardone's participation in the Bonus Pool Program is in lieu of his rights to bonuses under his Employment Agreement with Annie's.

(5) No bonus will be paid in the event that Annie's EBIT for fiscal year 2000 is less than $450,000.

1996 STOCK PLAN

     On October 28, 1996, Annie's adopted a 1996 stock option plan (the "1996 Plan"). The purpose of the 1996 Plan is to encourage ownership of Common Stock of Annie's by officers, key employees, directors, consultants and other persons not employed by Annie's. Pursuant to the 1996 Plan, Annie's may grant incentive stock options and non-qualified stock options to Annie's employees, officers, directors and consultants. A total of 200,000 shares of Common Stock were reserved for issuance under the 1996 Plan. The Board of Directors is authorized to determine the employees, officers, directors and consultants to whom options are granted and the number of shares for each option. The Board of Directors also interprets the 1996 Plan and the options granted thereunder and is authorized to adopt, amend or rescind the rules and regulations and make all other determinations necessary or advisable for the administration of the 1996 Plan. At October 1, 1999, no options had been issued under the 1996 Plan. The Board may amend the 1996 Plan at any time, although certain amendments would require stockholder approval.

     The Board of Directors has the discretion to determine the extent to which an option may be exercised in part and the extent to which any part may or may not be exercised prior to expiration of specified periods of time after the grant. However, no option will be exercisable to any extent after the expiration of ten years (five years in the case of an incentive stock option granted to a greater than 10% stockholder). If the option recipient terminates his or her service with Annie's for any reason other than death or disability, the recipient must exercise the option within the earlier of the expiration date of such option or within 90 days of his or her termination of services. In the event of an option recipient's death or disability, incentive stock options will terminate at the earlier of such date of expiration or within 180 days and 90 days, respectively, following such event. The exercise price of incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock of Annie's on the date of grant. The exercise price of incentive stock options granted to an option recipient who is a 10% or greater stockholder of Annie's must equal at least 110% of the fair market value of the Common Stock on the date of grant.

1990 INCENTIVE STOCK OPTION PLAN

     In January 1990, Annie's adopted an incentive stock option plan (the "1990 Plan"). The purpose of the 1990 Plan is to encourage ownership of Common Stock of Annie's by officers, key employees, directors, consultants and other persons not employed by Annie's. Pursuant to the 1990 Plan, Annie's may grant incentive stock options and non-qualified stock options to Annie's employees, officers, directors and consultants. The Board of Directors is authorized to determine the employees, officers, directors and consultants to whom options are granted and the number of shares for each option. The Board also interprets the 1990 Plan and the options granted thereunder and is authorized to adopt, amend or rescind the rules and regulations and make all other determinations necessary or advisable for the administration of the 1990 Plan.

     The Board has the discretion to determine the extent to which an option may be exercised in part and the extent to which any part may or may not be exercised prior to expiration of specified periods of time after the grant. However, no option will be exercisable to any extent after the expiration of ten years (five years in the case of an incentive stock option granted to a greater-than 10% stockholder). If an option recipient terminates his or her services with Annie's, the recipient must exercise the option within the earlier of the expiration date of such option or within 30 days of termination of services for any reason other than death, retirement or disability. In the event of death or retirement, the incentive stock option will terminate at the earlier of such date of expiration or within 180 days and 90 days, respectively, following such event. The exercise price of incentive stock options granted under the 1990 Plan must be at least equal to the fair market value of the Common Stock of Annie's on the date of grant. The exercise price of incentive stock options granted to an option recipient who is a 10% or greater stockholder of Annie's must equal at least 110% of the fair market value of the Common Stock on the date of grant.

     As of October 1, 1999, options to purchase an aggregate of 120,088 shares were outstanding at exercise prices per share ranging from $5.10 to $5.90, and 12,338 shares of Common Stock were available for future grants under the 1990 Plan. The 1990 Plan may be amended at any time by the Board, although certain amendments would require stockholder approval. The 1990 Plan will terminate in January 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

HOMEGROWN HOLDINGS CORP.

     In connection with a proposed financing of Annie's, Mr. Martin and Ms. Withey have executed a non-binding term sheet with Homegrown Holdings Corp., described in further detail under Proxy Item 5, below. Under the term sheet, Homegrown Holdings Corp. would be granted a call option at $2.00 per share on 1,677,691 shares of Annie's Common Stock held by Mr. Martin and 900,000 shares of Annie's Common Stock held by Ms. Withey, each exercisable as quickly as those shares are released from certain Irrevocable Stock Transfer Instructions, described above under the heading "Security Ownership" by Management and Principal Stockholders. It is anticipated that the call and put options will be exercisable quarterly over a five-year period following the closing of the Homegrown Holdings Corp. transaction. In addition, Mr. Martin would be granted a put option at $1.92 per share with regard to 1,677,691 shares of Annie's Common Stock held by him, exercisable fifteen days after Homegrown Holdings Corp.'s call option is exercisable. Ms. Withey would be granted a put option on the same terms with respect to 900,000 shares of Common Stock owned by her.

LOANS TO OFFICER

     Mr. Martin, a director of Annie's, borrowed $75,000 from Annie's on June 30, 1995 pursuant to an unsecured demand note accruing interest at 11% per annum. As of June 30, 1999, the full principal balance of the loan was outstanding. Annie's called the demand note and Mr. Martin executed a secured promissory note dated December 31, 1997 in the principal amount of $75,000 providing for interest payable quarterly at 6.02%, secured by 25,000 shares of Annie's Common Stock owned by Mr. Martin, which stock was deposited in an escrow account established for this purpose, together with stock powers in blank authorizing the resale of such shares under the applicable rules and regulations of the Securities and Exchange Commission, and restricting the resale of other shares of Annie's Common Stock owned by Mr. Martin under certain circumstances.

AMOUNTS DUE FROM OFFICER

     Annie's periodically paid certain of Mr. Martin's personal expenses, which were accounted for on Annie's books as "Due From Officer." The total amount of such advances outstanding on March 31, 1999 was $24,759.

STOCK OPTION LOANS

     Pursuant to Section 8 of Annie's 1990 Stock Option Plan, on December 21, 1998, Annie's made loans to Mr. Martin, Ms. Withey and to Ms. Churchill Luster in the amounts of $102,468.80, $71,978.10 and $43,236.11, respectively, to enable each of them to purchase shares of Common Stock upon exercise of certain options which previously were granted to them. In each case, the options were granted on December 30, 1993 for a term of five years with an exercise price of $1.005 per share. The terms of the Stock Purchase and Loan Agreements ("1998 Stock Loans") provide for annual interest at the rate of 4.51%, the mid-term Applicable Federal Rate in effect for December 1998. Interest is payable annually on December 30. The entire outstanding principal is due on December 30, 2003. The terms of the 1998 Stock Loans further provide for Annie's to pay all interest due on the foregoing loan on each borrower's behalf, plus one-fifth of the original principal amount of such loans, providing that each such borrower is still employed by Annie's on December 29 of each year during the life of the obligation. Payments of principal and interest are deemed compensation income to each borrower. The 1998 Stock Loans are secured by the Common Stock (the "1998 Stock Loan Pledged Shares") issuable upon exercise of the options. In the event that a borrower is terminated by Annie's for good cause, the 1998 Stock Loan Pledged Shares are subject to repurchase by Annie's at $1.005 per share. In the event that a borrower is terminated for other than good cause, such a borrower may obtain title to the 1998 Stock Loan Pledged Shares by payment of all outstanding principal and interest due on his or her stock loan, or may resell the 1998 Stock Loan Pledged Shares to Annie's at $1.005 per share.

     On October 1, 1997 and pursuant to Section 8 of the 1990 Option Plan, Annie's also made loans to Ms. Churchill Luster, Mr. Martin and Ms. Withey in the amounts of $49,735.20, $67,641.60 and $67,641.60, respectively, to enable each of them to purchase shares of Common Stock upon exercise of certain options which previously were granted to them (the "1997 Stock Loans"). In each case, the options were granted on October 1, 1992 for a term of five years with an exercise price of $0.80 per share. The terms of the 1997 Stock Loans provide for annual interest at the rate of 6.34%, the mid-term Applicable Federal Rate in effect for October 1997. Interest is payable annually on October 1. The entire outstanding principal is due on October 1, 2002. The terms of the 1997 Stock Loans further provide for Annie's to pay all interest due on the foregoing loan on each borrower's behalf, plus one-fifth of the original principal amount of such loans, providing that each such borrower is still employed by Annie's on September 30 of each year during the life of the obligation. Payments of principal and interest are deemed compensation income to each borrower. The 1997 Stock Loans are secured by the Common Stock (the "1997 Stock Loan Pledged Shares") issuable upon exercise of the options. In the event that a borrower is terminated by Annie's for good cause, the 1997 Stock Loan Pledged Shares are subject to repurchase by Annie's at $0.80 per share. In the event that a borrower is terminated other than for good cause, the borrower may obtain title to the 1997 Stock Loan Pledged Shares by payment of all outstanding principal and interest due on his or may her stock loan, or resell the 1997 Stock Loan Pledged Shares to Annie's at $0.80 per share.

     Pursuant to the terms of the 1998 Stock Loans and the 1997 Stock Loans, Mr. Martin's and Ms. Churchill Luster's stock loans became due and payable 45 days after the date of their respective terminations. Mr. Martin and Ms. Churchill Luster are each currently negotiating with Annie's for an extension of their stock loans.

TRANSACTIONS WITH AHA!, INK.

     Annie's entered into a licensing agreement with Aha! Ink (the "License") dated March 21, 1997 pursuant to which Aha! Ink was granted an exclusive license to use certain of Annie's trademarks (the "Marks"), principally the character Bernie(R), in children's books and other publications for children. As consideration for that grant, the License provides for an initial payment to Annie's of 5% of the capital stock of Aha!, Ink, and royalties, payable quarterly, equal to 2.5% of Aha! Ink's gross receipts attributable to the use of the Marks. Aha! Ink is controlled by Heather Smith Martin, the wife of Andrew M. Martin who, in addition to being a director of Annie's, is also an officer of Aha! Ink. Deborah Churchill Luster, a director of Annie's is a stockholder of Aha! Ink and presently serves on its Board of Directors.

     Annie's paid approximately $20,000 to Aha! Ink for children's books in exchange for a termination of the License Agreement on August 20, 1998.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES AS DIRECTORS OF ANNIE'S.

                    PROPOSAL TO RATIFY SELECTION OF AUDITORS
                                 (PROXY ITEM 2)

     The Board of Directors has selected the firm of KPMG LLP, independent certified public accountants, to serve as auditors for the fiscal year ending March 31, 2000. KPMG LLP has served as Annie's auditors for the past four fiscal years. Representatives of KPMG LLP are not expected to be in attendance at the Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS ANNIE'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.



             PROPOSAL TO APPROVE THE 1999 OMNIBUS STOCK OPTION PLAN
                                 (PROXY ITEM 3)

     Annie's management strives to attract and retain top quality employees, consultants and directors. To that end, in July 1999, the Board of Directors adopted, subject to approval of Annie's stockholders, Annie's 1999 Omnibus Stock Option Plan (the "1999 Plan"). A majority of votes cast in person or by proxy at the Meeting is required for approval of the 1999 Plan. In the event that the 1999 Plan is not approved by the stockholders, none of the grants made under the plan will qualify as incentive stock options ("ISOs"). The following is a general summary of the plan, which is qualified in its entirety by reference to the 1999 Plan, a copy of which is attached as an exhibit to this Proxy Statement.

     Under the 1999 Plan, options to purchase shares of Annie's Common Stock may be granted which are either (i) options intended to qualify as ISOs under
Section 422(b) of the Internal Revenue Code, or (ii) non-qualified stock options ("NQSOs"). Options to purchase a total of 475,000 shares of Common Stock may be granted under the 1999 Plan; however, options to purchase more than 300,000 shares may not be granted to any single recipient during any single calendar year. If there is a change of the number or kind of shares issuable under the 1999 Plan as a result of declaration of stock dividend, stock split, combination, exchange, merger, consolidation, reclassification or any similar extraordinary event affecting Annie's Common Stock, an adjustment will be made in the maximum aggregate number of shares that may be subject to the 1999 Plan, as well as in the number of shares subject to outstanding options and the exercise price of options granted under the 1999 Plan. The Compensation Committee will oversee and administer the 1999 Plan (subject to the 1999 Plan's terms), will have authority to select recipients eligible to receive option grants, and will grant ISOs and NQSOs under the 1999 Plan's terms. The Compensation Committee may grant ISOs or NQSOs or any combination of such options, but Annie's directors and consultants will only be entitled to receive NQSOs.

     The exercise price of options under the 1999 Plan will be not less than 100% of the fair market value of Annie's Common Stock on the date of grant if the grant is intended to be an ISO. No ISO will be granted to any individual who, immediately prior to the grant, owns Annie's stock possessing more than 10% of the total combined voting power of stock of Annie's, unless that option's exercise price is not less than 110% of fair market value of Annie's Common Stock on the date of grant and the option, by its terms, expires no later than five years after the date of grant.

     Annie's will determine the exercise period and vesting terms, if any, for each option grant, but the exercise period will not be more than ten years after the date the option is granted. If a recipient of options ceases to be an employee, consultant or director to Annie's for any reason other than his or her death, disability or approved retirement, any option which is otherwise exercisable by such former employee, consultant or director will terminate unless it is exercised within 30 days of the date of his or her termination. If a recipient ceases to be an employee, consultant or director of Annie's by reason of his or her death, any option held by that recipient which was exercisable on the date of his or her death may be exercised by the legal representative of the recipient's estate for up to one year after his or her death or until the stated expiration date of the option, whichever period is shorter. Any option not exercisable on the date of the recipient's death is forfeited. If a recipient ceases to be an employee, consultant or director as a result of his or her disability, any such options which are exercisable on the date of his or her termination may be exercised for up to one year following the date of termination or until the stated expiration date of such option, whichever period is shorter. If a recipient is "Terminated for Cause", as defined under the 1999 Plan (e.g., for violation of Annie's personnel policies), the terminated recipient's options will immediately be forfeited.

     In the event of a Change of Control, as defined in the 1999 Plan, unless otherwise proscribed in the stock option grant, one-half of the unvested portions of each grant under the 1999 Plan will become fully exercisable immediately prior to such event. Annie's does not intend for the Homegrown Holdings Corp. transaction described above to constitute a "Change of Control" for the purposes of the 1999 Plan, and the stock option grants prior to the closing of the Homegrown Holdings Corp. transaction will so indicate. If the 1999 Plan remains in effect following such a Change of Control, the remainder of any unvested options will continue to vest as otherwise provided unless the Compensation Committee determines otherwise.

     The Compensation Committee may amend, discontinue or terminate the 1999 Plan at any time. The 1999 Plan will automatically terminate on the tenth anniversary of its effective date.

     The number of options or shares, if any, that will be granted to executive officers and other employees under the 1999 Plan cannot currently be determined, since any such grants are subject to the discretion of the Compensation Committee.

     On July 7, 1999 and August 26, 1999, pursuant to the 1999 Plan, the Compensation Committee of the Board of Directors approved the issuance of incentive stock options to purchase an aggregate of 391,862 shares to five employees with an exercise price equal to the fair market value of the Common Stock on the date of grant, with accelerated vesting based upon the achievement of certain performance milestones. However, these stock options have not been issued as of the date of this Proxy Statement

     The discussion of federal income tax consequences that follows is based on an analysis of the Internal Revenue Code as currently in effect, existing law, judicial decisions and administrative regulations and rulings, all of which are subject to change.

     The Internal Revenue Code prevents the taxation of ISOs as income to the recipient at the time that the incentive stock option is granted and at the time the recipient exercises his or her option and purchases stock. The Internal Revenue Code also prevents a deduction to Annie's at such times. The ISO is taxed at capital gains rates when the recipient sells the stock received upon exercise of the option, assuming that certain holding periods and other conditions are met.

     No taxable income is realized by the recipient of an NQSO option on Annie's Common Stock at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the holder of an NQSO in an amount equal to the difference between the exercise price and the fair market value of the subject shares of Common Stock on the date of exercise, and Annie's receives a tax deduction for the same amount, subject to applicable withholding requirements and subject to certain limits on the deductibility of compensation (including the limits set forth in Section 162(m) of the Internal Revenue Code); and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either capital gain or loss.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 1999 OMNIBUS STOCK OPTION PLAN.



           PROPOSAL TO APPROVE THE 1999 NON-EMPLOYEES DIRECTORS' PLAN
                                 (PROXY ITEM 4)

     In July 1999, the Board of Directors adopted Annie's 1999 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Non-Employee Directors' Plan was created to compensate directors while simultaneously creating an incentive to such directors to maximize stockholder value. The following is a general summary of the plan, which is qualified in its entirety by reference to the Non-Employee Directors' Plan, a copy of which is attached as an exhibit to this Proxy Statement.

     The Non-Employee Directors' Plan provides for an annual non-discretionary grant of stock options to each director who is not an employee of Annie's (collectively, the "Non-Employee Directors"). This annual grant is in lieu of all other compensation for service as a member of the Board of Directors (although Non-Employee Directors may still receive reimbursement for their expenses in attending meetings). A total of 100,000 shares of Common Stock is reserved for issuance under the Non-Employee Directors' Plan.

     Each Non-Employee Director will receive an annual option grant on the anniversary of his or her election or appointment to the Board of Directors to purchase 7,500 shares of Annie's Common Stock for service on the Board of Directors for the ensuing year and 2,500 shares for each committee on which the Non-Employee Director serves, both with an exercise price equal to the fair market value of the underlying Common Stock on the date option is granted. The exercise price will be 110% of the fair market value of the subject Common Stock for any person who owns stock possessing more than 10% of the total combined voting power or value of Annie's equity. Options will remain exercisable for five years from the date granted.

     The discussion of federal income tax consequences that follows is based on an analysis of the Internal Revenue Code as currently in effect, judicial discussions and administrative regulations and rulings, all of which are subject to change.

     No taxable income is realized by Non-Employee Directors upon the grant of options under the Non-Employee Directors' Plan. Upon exercise of such options, optionholders will realize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock acquired upon exercise. Annie's will receive a deduction for the same amount, subject to applicable withholding and other provisions limiting the deductibility of business expenses. At disposition, appreciation or depreciation after the date of exercise will be treated as capital gain or loss.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE 1999 NON-EMPLOYEE DIRECTORS' PLAN.

   PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO AUTHORIZE ONE MILLION
      SHARES OF PREFERRED STOCK, PAR VALUE $2.00 PER SHARE, AND TO DELEGATE
        TO THE BOARD OF DIRECTORS DESIGNATION RIGHTS FOR PREFERRED STOCK
                                 (PROXY ITEM 5)

     At the Meeting, Annie's stockholders will vote on a proposed amendment to Annie's Certificate of Incorporation, as amended, that will authorize one million shares of Preferred Stock, par value $2.00, which the Board of Directors has approved. Annie's capitalization currently consists of ten million shares of Common Stock, par value $0.001, authorized, of which 4,709,768 are outstanding as of the Record Date. The terms of the Preferred Stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined from time to time by the stockholders or the Board of Directors prior to the issuance of shares of Preferred Stock.

     A copy of the Certificate of Incorporation is attached as an exhibit to this Proxy Statement.

     When determining whether to vote in support or against Proxy Item 5, stockholders should review Annie's financial reports filed with the Securities and Exchange Commission's EDGAR database. Stockholders may search the EDGAR database on the Internet at (http://www.sec.gov/edaux/). Those periodic reports are incorporated in this Proxy Statement by reference.

     The issuance of any Preferred Stock authorized as a result of this Proxy Item will have the effect of diluting the interests of Annie's current stockholders. Furthermore, to the extent that the rights and privileges of Preferred Stock are superior to the rights and privileges of Common Stock, any such issuances could have the result of reducing the value of Annie's Common Stock.

     On September 2, 1999, the Special Committee of the Board of Directors, consisting solely of outside and disinterested directors, authorized Annie's to sign a non-binding term sheet for a proposed investment in Annie's by Homegrown Holdings Corp., a Delaware corporation that is presently unaffiliated with Annie's. A final agreement between Annie's and Homegrown Holdings Corp. has not yet been reached. However, under the terms of a non-binding term sheet signed by Annie's, Annie's expects that Homegrown Holding Corp.'s financing will be made on the following terms:

o Homegrown Holdings Corp. would purchase one million shares of convertible Preferred Stock, par value $2.00 per share, from Annie's for $2 million pursuant to a private placement. The Preferred Stock would be redeemable at its par value with a liquidation preference of par plus 10% per annum, would have voting rights equivalent to one million shares of Annie's Common Stock, and would be convertible into Common Stock at $2.00 per share.

o Homegrown Holdings Corp. would loan $1 million to Annie's pursuant to an unsecured subordinated promissory note, bearing interest at 10% per annum and providing for interest only payments for five years, with the principal then being due.

o In connection with this loan, Annie's would issue five-year warrants to purchase 1,500,000 shares of its Common Stock to Homegrown Holdings. The exercise price of the warrants would be $2.00 per share until the third anniversary of the issuance of the warrants; $2.50 during the six months thereafter; $3.00 until the fourth anniversary of the issuance of the warrants; $3.50 for the six months thereafter; and $4.00 per share from that date until the expiration of the warrants. In the event that the net sales of Annie's for fiscal year 2000 do not equal or exceed $9.5 million or the net adjusted income for Annie's for that year is not positive, the exercise price of the warrants would be reduced by $0.50 per share.

     As a condition to the Homegrown Holdings Corp. financing, Mr. Martin, and Ms. Withey, both of whom are directors and co-founders of Annie's, have signed a non-binding term sheet with Homegrown Holdings Corp. Under that term sheet, Mr. Martin would grant Homegrown Holdings Corp. a call option to purchase 1,677,691 shares of Annie's Common Stock owned by him, exercisable at $2.00 per share. Homegrown Holdings Corp. would grant a put option to Mr. Martin on those shares exercisable by him at $1.92 per share. Ms. Withey would grant an identical call option and receive an identical put option (with the same exercise prices) with respect to 900,000 shares of Common Stock held by her. Homegrown Holdings Corp.'s call option would be exercisable as quickly as Mr. Martin's and Ms. Withey's shares of Common Stock are released from the Irrevocable Stock Transfer Instructions described above. Mr. Martin's and Ms. Withey's put options will be exercisable fifteen days after Homegrown Holdings Corp.'s call option is exercisable. However, if the Internal Revenue Service adopts regulations that retroactively apply to this type of transaction, commonly known as a "stock collar", and such regulations would characterize the transaction as a constructive sale, then the exercise prices will be adjusted to the extent necessary to avoid such a characterization, but in no case will either exercise price be less than $1.60 per share.

     Ms. Withey has indicated that she (or her proxy) will vote her shares on Proxy Item 5 in proportion with those voted by all of Annie's stockholders other than Mr. Martin.

     Homegrown Holdings Corp. has indicated in the term sheet that it is their intention to develop a plan or transaction (e.g., a tender offer, merger, reorganization or creation of an active market for Annie's securities) by which persons holding shares issued in Annie's direct public offering would have the opportunity to receive cash of $2.00 or more per share for their shares or enjoy greater liquidity for their securities. However, there can be no assurance that such a market will develop or that such a liquidation event will ever occur, even if the financing with Homegrown Holdings Corp. (and the transactions with Ms. Withey and Mr. Martin) are completed. There also can be no assurance that if such a market were to develop, Annie's securities would have a fair market value equal to or greater than $2.00. This statement is a forward-looking statement expressing Homegrown Holdings Corp.'s intentions and is not a guarantee by Homegrown Holdings Corp. or of Annie's.

     Annie's, Homegrown Holdings Corp., Mr. Martin and Ms. Withey have only signed non-binding term sheets and there is no guarantee that the transactions with Homegrown Holdings Corp. will be completed. If Proxy Item 5 is approved but the Homegrown Holdings Corp. transactions are not completed, the shares of Preferred Stock will remain authorized but unissued until further action by the stockholders or Board of Directors.

     In the event that Annie's stockholders do not approve this Proxy Item, the proposed Homegrown Holdings Corp. transaction cannot be completed as structured.

     The Certificate of Amendment that the stockholders are asked to approve also includes language authorized by Section 151 of the General Corporation Law of the State of Delaware. That language delegates to the Board of Directors the power to issue one or more series of Preferred Stock from time to time. The Board of Directors would be authorized to designate the powers, designations, qualifications, preferences and other special rights of any such series. However, the Board of Directors would not be authorized to issue any series of Preferred Stock to the extent that the characteristics granted to such series are inconsistent with (i) Annie's Certificate of Incorporation, as amended, or (ii) the rights of any other series fixed by resolution of the Board of Directors and set forth in a certificate of designation filed with the Secretary of State of Delaware. In the absence of this delegation of authority to the Board of Directors, these powers would be reserved to the stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THIS AMENDMENT TO ANNIE'S CERTIFICATE OF INCORPORATION, AS AMENDED.


                              STOCKHOLDER PROPOSALS

     It is contemplated that the next Annual Meeting of Stockholders will be held on or about September 18, 2000. To be eligible for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting, proposals must be received at Annie's principal executive offices not later than May 22, 2000. In order to avoid controversy as to the date on which a proposal was received by Annie's, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

                            EXPENSES AND SOLICITATION

     The costs of printing and mailing proxies will be borne by Annie's. In addition to soliciting stockholders by mail through its regular employees, Annie's may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Annie's registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of Annie's may also be made of some stockholders following the original solicitation.

                                 OTHER BUSINESS

     The Board of Directors knows of no other items that are likely to be brought before the Meeting except those that are set forth in the foregoing Notice of Annual Meeting of Stockholders. If any other matters properly come before the Meeting, the persons designated on the enclosed proxy will vote in accordance with their judgment on such matters.


                                             By Order of the Board of Directors

                                             Paul B. Nardone, President

October 26, 1999

                                 [COMPANY LOGO]

TO ANNIE'S STOCKHOLDERS:

ANNIE'S HOMEGROWN, INC. IS YOUR COMPANY!

AS ANNIE'S STOCKHOLDERS, YOU HAVE AN OPPORTUNITY TO VOTE ON ISSUES WHICH AFFECT YOUR COMPANY. PLEASE RETURN YOUR PROXY CARD IN THE ADDRESSED STAMPED ENVELOPE AS SOON AS POSSIBLE WITH YOUR VOTE. THANK YOU FOR SHARING IN THE FUTURE OF ANNIE'S.


ANN07B                             DETACH HERE

                                      PROXY

                             ANNIE'S HOMEGROWN, INC.

                                 395 Main Street
                         Wakefield, Massachusetts 01880

       PROXY FOR SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

                                November 30, 1999

The undersigned hereby appoints Paul Nardone and Neil Raiff, and each of them singly, true and lawful agents and proxies for the undersigned, with full power of attorney and power of substitution, to represent the undersigned and vote all shares of capital stock of any class which the undersigned is entitled to vote at the Special Meeting in lieu of Annual Meeting of Stockholders (the "Meeting") of Annie's Homegrown, Inc. (the "Company") to be held on Tuesday, November 30, 1999, at 10:00 a.m., at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts 02109 or at any adjournment thereof, upon the matters set forth in the Notice of Special Meeting in lieu of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated October 26, 1999, receipt of which is hereby acknowledged.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 SEE REVERSE                                                      SEE REVERSE
    SIDE                                                              SIDE

VOTE BY TELEPHONE                                       VOTE BY INTERNET
It's fast, convenient, and immediate!                   It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                    confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:                           Follow these four easy steps:

1. Read the accompanying Proxy                          1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.                    Statement/Prospectus and Proxy Card.

2. Call the toll-free number                            2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683). For                    http://www.eproxyvote.com/___
   shareholders residing outside the United
   States call collect on a touch-tone phone            3. Enter your 14-digit Voter Control Number
   1-201-536-8073.                                         located on your Proxy Card above your name.

3. Enter your 14-digit Voter Control Number             4. Follow the instructions provided.
   located on your Proxy Card above your name.

4. Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!                                 YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                            Go to http://www.eproxyvote.com/___ anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR
INTERNET


ANN07A                             DETACH HERE

    Please mark
[X] votes as in
    this example.


1. To elect a Board of Directors for the ensuing year.

   Nominees: (01) Andrew M. Martin, (02) Ann E. Withey, (03) Paul B. Nardone, (04) Deborah Churchill Luster, (05) Ronald L. Cheney

FOR                                WITHHELD                 MARK HERE
ALL       [  ]                     FROM ALL  [  ]           IF YOU PLAN  [  ]
NOMINEES                           NOMINEES                 TO ATTEND
                                                            THE MEETING

                                                            MARK HERE
                                                            FOR ADDRESS  [  ]
                                                            CHANGE AND
                                                            NOTE BELOW
    --------------------------------------
[ ] For all nominees except as noted above


                                                    FOR    AGAINST    ABSTAIN

2. To ratify the selection of the firm of KPMG      [ ]      [ ]        [ ]
   LLP as auditors of the Company for the
   fiscal year ending March 31, 2000.

3. To approve the Company's 1999 Omnibus            [ ]      [ ]        [ ]
   Stock Option Plan.

4. To approve the Company's 1999                    [ ]      [ ]        [ ]
   Non-Employee Directors' Stock Option
   Plan.

5. To amend the Company's Certificate of            [ ]      [ ]        [ ]
   Incorporation, as amended, to authorize
   one million shares of Annie's Homegrown, Inc. Preferred Stock, par value of $2.00 per share, and to allow the Board of Directors to designate the rights and preferences of various series of that Preferred Stock from time to time.

IMPORTANT: Please date this Proxy and sign exactly as your name(s) appear(s) hereon. If stock is held jointly, each owner should sign. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary please give your full title as such.


Signature:__________________ Date:___________

Signature:__________________ Date:___________